Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

December 10, 2013

Genworth Financial, Inc.

Genworth Holdings, Inc.

6620 West Broad Street

Richmond, Virginia 23230

Ladies and Gentlemen,

We have acted as counsel to Genworth Holdings, Inc. (the “Company”) and Genworth Financial, Inc. (“Parent”) in connection with the offer and sale by the Company of $400,000,000 aggregate principal amount of 4.800% Senior Notes due 2024 (the “Notes”), pursuant to the underwriting agreement, dated as of December 5, 2013, between the Company, Parent and Deutsche Bank Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives of the underwriters named therein. Parent irrevocably and unconditionally guaranteed (the “Guarantee”) to the Trustee (as defined below) and the holders of the Notes, on an unsecured and unsubordinated basis, the full and punctual payment of the principal of, premium, if any, and interest on the Notes, and the full and punctual payment of all other amounts payable by the Company under the Indenture (as defined below) in respect of the Notes.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3 (File No. 333-182093), filed by the Company on June 13, 2012 (as amended by the Post-Effective Amendment No. 1 filed by the Company and Parent on April 1, 2013, the “Registration Statement”); (ii) the prospectus, dated April 1, 2013 (the “Base Prospectus”), which forms a part of the Registration Statement; (iii) the prospectus supplement, dated December 5, 2013 (the “Prospectus Supplement”); (iv) the base indenture, dated as of June 15, 2004, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as heretofore supplemented and as further supplemented by Supplemental Indenture No. 11, dated as of December 10, 2013 (as supplemented, the “Indenture”); (v) the global certificate representing the Notes; (vi) the Guarantee (included in the Indenture); and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and Parent, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

December 10, 2013

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and Parent.

Based on and subject to the foregoing, we are of the opinion that:

1.	Assuming the due authentication by the Trustee, the Notes constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	Assuming the due authentication of the Notes by the Trustee, the Guarantee constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

The opinions expressed above are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP